EXHIBIT 99.1

July 31, 2014	Richard S. T. Hunter 13127 Waldemar Dr. Houston, TX 77007

Board of Directors
Blacksands Petroleum, Inc.
800 Bering Ave., Suite 250
Houston, TX 77057

Sirs,

It is with regret that I tender my resignation from the Board of Directors of Blacksands Petroleum. I am grateful for having had the opportunity to serve on the Board and it has been a pleasure for me to assist and advise the Company for the last 28 months; unfortunately my other business activities make it impossible for me to commit the necessary time to the Company to responsibly fulfill my duties. My resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Please consider August 1st to be the effective date of my resignation. I wish Blacksands the greatest success in the future.

Respectfully Yours,

/s/ Richard S. T. Hunter
Richard S. T. Hunter